Exhibit 99.1

Lime Energy Co. Reports Results for

Three-Month Period Ended March 31, 2011

Record First Quarter Revenues Reinforce Power of the Platform

ELK GROVE VILLAGE, IL, May 12, 2011—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and renewable energy solutions,, today announced its results for the three-month period ended March 31, 2011.  “We are pleased with our first quarter results that represent our highest reported first quarter revenues to date,” stated David Asplund, Chief Executive Officer of Lime Energy.  “Revenue increased in all of our markets relative to last year demonstrating again, the ‘Power of the Platform’.  Most notable, revenue from our utility demand side management programs increased 200% and revenue from our public sector market increased approximately 50%.  Revenue in our C&I market increased slightly even though the first quarter of the year is typically the lowest revenue quarter for this market.  Most important, we continued to demonstrate financial leverage with our operating loss declining almost 22% and our adjusted EBITDA loss declining almost 25% during the quarter as a result of the higher revenue, improvement in our gross margin, increased operational efficiencies and a 25% decline in SG&A as a percentage of revenue.”

“Sustained profitability remains our top objective in 2011,” concluded Mr. Asplund.  “We believe we are well positioned to achieve that objective with an operating platform that provides a broad array of energy efficiency and renewable energy solutions for a diversified base of utility, private and public sector clients.”

Results for the three-month period ended March 31, 2011:

•                  Revenue increased $7.2 million, or 60.7%, to $19.0 million when compared to $11.8 million for the first quarter of 2010.

•                  Gross profit increased $1.8 million, or 94.3%, to $3.6 million from $1.9 million for the first quarter of 2010.

•                  Gross profit margin of 19.0% compared to 15.7% earned during the first quarter of 2010.

•                  SG&A expense increased $740 thousand, or 11.5%, to $7.2 million from $6.4 million during the first quarter of 2010.

•                  Operating loss declined $1 million, or 21.6% to $3.7 million from $4.7 million for the year earlier period.

•                  Adjusted EBITDA loss declined $1 million, or 24.6%, to $3.1 million from $4.1 million for the first quarter of 2010*.

•                  Basic and diluted loss per common share of $0.15 per share versus a loss of $0.20 per share for the first quarter of 2010.

*               Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

Business Highlights

•                  Closed on a $7 million line of credit with American Chartered Bank;

•                  Awarded two new contracts from the US Postal Service for up to $19.8 million to develop and implement energy efficiency projects;

•                  Expanded relationship with General Electric to promote greater energy efficiency among businesses;

•                  Partnered with the District of Columbia Department of Real Estate Services to conduct energy audits for 128 buildings covering 9 million square feet;

•                  Began construction of 4.2MW landfill-gas to electricity plant at Zemel Road landfill; and

•                  Awarded multi-year contract for Long Island Power Authority (LIPA) small business energy efficiency program.

Financial Outlook

We expect to continue to experience higher revenue for the balance of the year, relative to 2010 levels.  Our revenue is also expected to continue to be seasonal, with revenue continuing to build throughout the year.  We currently have about $126 million in backlog, and expect our second quarter revenue to be between $24 million and $26 million.

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	March 31,		Change
	2011	2010	$	%

Revenue	$18,980	$11,813	$7,167	60.7%
Cost of sales	15,366	9,953	5,413	54.4%
Gross profit	3,614	1,860	1,754	94.3%

Selling, general and administrative expenses	7,173	6,433	740	11.5%
Amortization of intangibles	153	163	(10)	-6.1%
Operating loss	(3,712)	(4,736)	1,024	-21.6%

Other income	30	40	(10)	-25.0%
Net loss	$(3,682)	$(4,696)	$1,014	-21.6%

Basic and Diluted Loss per Common Share	$(0.15)	$(0.20)	0.05	-25.0%

Weighted Average Common Shares Outstanding	23,799	23,592

Adjusted EBITDA	$(3,076)	$(4,080)	$1,004	-24.6%

	Three Months Ended
	March 31,
	2011	2010

Revenue	100.0%	100.0%
Cost of sales	81.0%	84.3%
Gross profit	19.0%	15.7%

Selling, general and administrative expenses	37.8%	54.5%
Amortization of intangibles	0.8%	1.4%
Operating loss	-19.6%	-40.1%

Other income	0.2%	0.3%
Net loss	-19.4%	-39.8%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the Company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended
	March 31,
	2011	2010

Net loss	(3,682)	(4,696)

Interest income, net	(30)	(40)
Depreciation & amortization	288	281
Provision for income taxes	—	—
EBITDA	(3,424)	(4,455)

Share based compensation	348	375
Adjusted EBITDA	$(3,076)	$(4,080)

Additional Information

A full analysis of the three month results will be available in our 10-Q, which we will release on May 12, 2011 and will be made available on our website at www.lime-energy.com or on www.sec.gov.

Conference Call Information

Lime Energy Co. (Nasdaq: LIME), will hold a conference call on Thursday, May 12th at 4:30 PM ET to discuss first quarter operating results.

Investors can access the call by calling toll free 866-783-2140 and use passcode 21951940. International callers can dial 857-350-1599 and use the same passcode.

The call will be available for replay until August 12, 2011 by dialing toll free 888-286-8010 or 617-801-6888.  The replay will require use of passcode 94186990.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About Lime Energy Co.

Lime Energy is a leading provider of energy efficiency solutions. Our services include integrated energy engineering, consulting and implementation of solutions which enable our customers to reduce their facilities’ energy consumption, lower their operating and maintenance costs and reduce their carbon footprint. We focus on solutions which include lighting, mechanical and electrical upgrade services, water conservation, weatherization and renewable project development and implementation. We provide these solutions to the commercial and industrial markets, utilities, energy service companies (ESCOs) and the government sector across a wide range of facilities including high-rise office buildings, manufacturing plants, retail sites, mixed use complexes and large government sites. The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.

Lime Energy Investor Relations:

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.